Exhibit 23.1 Consent of Independent Auditors The Board of Directors Insight Pharmaceuticals Corporation: We consent to the incorporation by reference in the registration statements (Nos. 333-123487 and 333- 198443) on Form S-8 of Prestige Brands Holding, Inc. of our report dated April 9, 2014, with respect to the consolidated balance sheets of Insight Pharmaceuticals Corporation and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in this Current Report on Form 8-K/A. /s/ KPMG LLP Philadelphia, Pennsylvania November 18, 2014